Exhibit 99.1

Eversource Energy Reports Third Quarter 2025 Results

HARTFORD, Conn. and BOSTON, Mass. (November 4, 2025) – Eversource Energy (NYSE: ES) today reported earnings of $367.5 million, or $0.99 per share, for the third quarter of 2025, compared with a loss of $(118.1) million, or $(0.33) per share, for the third quarter of 2024. Non-GAAP recurring earnings totaled $442.5 million1, or $1.19 per share1 in the third quarter of 2025, compared with $405.9 million1, or $1.13 per share1 in the third quarter of 2024.

For the first nine months of 2025, Eversource Energy reported earnings of $1,271.1 million, or $3.44 per share, compared with $739.1 million, or $2.08 per share, for the first nine months of 2024. Non-GAAP recurring earnings totaled $1.35 billion1, or $3.64 per share1, in the first nine months of 2025, and $1.26 billion1, or $3.56 per share1, in the first nine months of 2024.

“During the third quarter, the Eversource team once again delivered strong financial and operational results, executing well on our planned investments while also responding promptly and safely to storm events," said Eversource Chairman, President and CEO Joe Nolan. "In addition to the strong outlook from our regulated pipes-and-wires utility operations, we are focused on grid modernization for the near and longer time reliability needs while continuing to focus on energy affordability for all the customers and communities we serve and on working closely and constructively with our regulators during a time of extensive regulatory change at the state and federal levels."

As announced on October 14, 2025, results for the third quarter and first nine months of 2025 include an aggregate net after-tax loss of $75.0 million, or $0.20 per share for both periods, related to an increase in Eversource Energy's liability for expected future obligations to Global Infrastructure Partners as part of the September 30, 2024 sale of the South Fork Wind and Revolution Wind projects, net of tax benefits associated with the tax losses on the sales of these projects. Results for the third quarter of 2024 and first nine months of 2024 include an aggregate net after-tax loss of $524.0 million, or $1.48 per share for both periods, related to Eversource Energy completing the sale of its offshore wind investments.

Eversource also announced on October 14 that it narrowed its earnings guidance for full year non-GAAP recurring earnings for 2025 to between $4.72 per share1 and $4.80 per share1, versus its original guidance range of $4.67 to $4.82 per share. Eversource also reaffirms its expected compound annual earnings per share growth rate within the range of 5 to 7 percent from a 2024 base of $4.57 per share1.

Electric Transmission

Eversource Energy’s transmission segment earned $185.5 million in the third quarter of 2025 and $593.0 million in the first nine months of 2025, compared with earnings of $174.9 million in the third quarter of 2024 and $540.6 million in the first nine months of 2024. Transmission segment results improved in both periods due primarily to continued investment in Eversource’s electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution segment earned $221.6 million in the third quarter of 2025 and $571.6 million in the first nine months of 2025, compared with earnings of $203.5 million in the third quarter of 2024 and $521.3 million in the first nine months of 2024. Improved results in both periods were due primarily to higher revenues from base distribution rate increases at Eversource’s New Hampshire and Massachusetts electric businesses, and continued investments in our distribution system. The higher revenues were partially offset by higher property taxes, interest, depreciation and operations and maintenance (O&M).

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment had a loss of $(16.8) million in the third quarter of 2025 and earnings of $236.9 million in the first nine months of 2025, compared with a loss of $(30.2) million in the third quarter of 2024 and earnings of $187.4 million in the first nine months of 2024. Improved results in both periods were due primarily to the base distribution rate increases at Eversource’s Massachusetts gas businesses, effective November 1, 2024, to recover continued investment in our natural gas infrastructure. The higher revenues were partially offset by higher interest, depreciation and property tax expense, and additionally for the nine-month period higher O&M.

Water Distribution

Eversource Energy’s water distribution segment earned $18.9 million in the third quarter of 2025 and $36.8 million in the first nine months of 2025, compared with earnings of $23.7 million in the third quarter of 2024 and $37.1 million in the first nine months of 2024. Lower results in the third quarter were due primarily to higher O&M and depreciation expense.

Eversource Parent and Other Companies

Eversource Energy parent and other companies, excluding the net losses from offshore wind noted above, earned $33.3 million1 in the third quarter of 2025 and had losses of $(92.2) million1 in the first nine months of 2025, compared with earnings of $34.0 million1 in the third quarter of 2024 and losses of $(23.3) million1 in the first nine months of 2024. The increased loss in the first nine months was due primarily to higher interest expense due to the absence of capitalized interest as a result of the sale of our offshore wind investments, partially offset by a lower effective tax rate.

Eversource Energy Consolidated Earnings

The following table reconciles consolidated GAAP earnings per share for the third quarter and first nine months of 2025 and 2024:

		Third Quarter	First Nine Months
2024	Reported GAAP EPS	$(0.33)	$2.08
	Higher electric transmission segment earnings in 2025, net of share dilution	0.01	0.08
	Higher electric distribution segment revenues, partially offset by higher property taxes, interest, depreciation and O&M, net of share dilution	0.03	0.08
	Higher natural gas distribution segment revenues, partially offset by higher interest, depreciation and property taxes, and higher year-to-date O&M, net of share dilution	0.04	0.11
	Lower third quarter water distribution segment earnings from higher O&M and higher depreciation	(0.02)	—
	Increased loss at parent and other companies due primarily to higher interest expense, partially offset by a lower effective tax rate	—	(0.19)
	Losses on Offshore Wind	1.26	1.28
2025	Reported GAAP EPS	$0.99	$3.44

Financial results for the third quarter and first nine months of 2025 and 2024 for Eversource Energy’s business segments and parent and other companies are noted below:

Three months ended:
(in millions, except EPS)	September 30, 2025	September 30, 2024	Increase/ (Decrease)	2025 EPS [1]	2024 EPS [1]	Increase/ (Decrease)
Electric Transmission	$185.5	$174.9	$10.6	$0.50	$0.49	$0.01
Electric Distribution	221.6	203.5	18.1	0.60	0.57	0.03
Natural Gas Distribution	(16.8)	(30.2)	13.4	(0.05)	(0.09)	0.04
Water Distribution	18.9	23.7	(4.8)	0.05	0.07	(0.02)
Parent and Other Companies [1]	33.3	34.0	(0.7)	0.09	0.09	—
Losses on Offshore Wind	(75.0)	(524.0)	449.0	(0.20)	(1.46)	1.26
Reported Earnings	$367.5	$(118.1)	$485.6	$0.99	$(0.33)	$1.32

Nine months ended:
(in millions, except EPS)	September 30, 2025	September 30, 2024	Increase/ (Decrease)	2025 EPS [1]	2024 EPS [1]	Increase/ (Decrease)
Electric Transmission	$593.0	$540.6	$52.4	$1.60	$1.52	$0.08
Electric Distribution	571.6	521.3	50.3	1.55	1.47	0.08
Natural Gas Distribution	236.9	187.4	49.5	0.64	0.53	0.11
Water Distribution	36.8	37.1	(0.3)	0.10	0.10	—
Parent and Other Companies [1]	(92.2)	(23.3)	(68.9)	(0.25)	(0.06)	(0.19)
Losses on Offshore Wind	(75.0)	(524.0)	449.0	(0.20)	(1.48)	1.28
Reported Earnings	$1,271.1	$739.1	$532.0	$3.44	$2.08	$1.36

Eversource Energy has approximately 375 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.6 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Rima Hyder (Investor Relations)

rima.hyder@eversource.com

(781) 441-8062

William Hinkle (Media Relations)

william.hinkle@eversource.com

(603) 634-2228

Note: Eversource Energy will webcast a conference call with senior management on November 5, 2025, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The third quarter and first nine months of 2025 and 2024 earnings discussion includes financial measures that are not recognized under generally accepted accounting principles (non-GAAP) referencing earnings and EPS excluding losses associated with previous offshore wind investments. EPS by business is also a non-GAAP financial measure and is calculated by dividing the net income attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy’s assets and liabilities as a whole. Full year 2024 earnings discussion also includes a non-GAAP financial measure referencing earnings and EPS excluding a loss on the pending sale of the Aquarion water distribution business of $298.3 million and the aggregate loss on the sale of our offshore wind investments.

Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain results without including these items. This information is among the primary indicators management uses as a basis for evaluating performance and planning and forecasting of future periods. Management believes the impacts of the losses on the previous offshore wind investments and the loss on the pending sale of the Aquarion water distribution business are not indicative of Eversource Energy's ongoing costs and performance. Management views these charges as not directly related to the ongoing operations of the business and therefore not an indicator of baseline operating performance. Due to the nature and significance of the effect of these items on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy's financial performance and provides additional and useful information to readers of this report in analyzing historical and future performance of the business. These non-GAAP financial measures should not be considered as alternatives to reported net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy's operating performance. Eversource Energy does not provide guidance for net income attributable to common shareholders or recurring EPS or a reconciliation of guidance for non-GAAP recurring earnings or non-GAAP recurring EPS to the most directly comparable GAAP measure because it is not able to predict with reasonable certainty the amount or nature of all items that will be included in our net income attributable to common shareholders or recurring EPS for the year ending December 31, 2025. These items are uncertain, depend on many factors and could have a material impact on our net income attributable to common shareholders and recurring EPS for the year ending December 31, 2025, and therefore cannot be made available without unreasonable effort.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the U. S. federal securities laws. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “pending,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “would,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; the ability to qualify for investment tax credits and investment tax credit adders; variability in the costs and final investment returns of the Revolution Wind and South Fork Wind offshore wind projects as it relates to the purchase price post-closing adjustment under the terms of the sale agreement for these projects; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, tariffs, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations, Presidential executive orders or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov and management encourages you to consult such disclosures.

All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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